Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2016 (April 25, 2016 as to the effects of the reverse split discussed in Note 2) relating to the financial statements of Intellia Therapeutics, Inc. (successor to Intellia Therapeutics, LLC) and subsidiaries (the “Company”) appearing in the Company’s Registration Statement No. 333-210689 on Form S-1, as amended.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 6, 2016